LEGACY ENTERS OIL SWAPS RELATED TO BINGER ACQUISITION
MIDLAND—(PRIMENEWSWIRE)—Legacy Reserves LP (NASDAQ:LGCY) today announced it entered into NYMEX WTI Oil swaps related to its previously announced planned acquisition. As reported on March 20, 2007, Legacy signed a definitive purchase agreement to acquire oil and gas producing interests from Nielson & Associates in the East Binger (Marchand) Unit and expects it to close in mid-April. The new oil swaps are tabulated below:

	Swap Volumes	Average Price
Time Period	(Bbls.)	($/Bbl)
May-Dec. 2007	69,460	$65.27
Calendar 2008	96,960	$68.00
Calendar 2009	89,160	$68.18
Calendar 2010	48,360	$67.80
Calendar 2011	44,640	$67.33
We may enter into additional hedges in the future related to the expected natural gas, natural gas liquids and oil production from the planned East Binger acquisition.
Our updated total oil swap position is summarized below:

Calendar	Swap Volumes	Average Price	Price Range
Year	(Bbls.)	($/Bbl)	($/Bbl)
2007	741,097	$67.40	$64.15-$75.70
2008	715,649	$67.23	$62.25-$73.45
2009	660,613	$64.96	$61.05-$71.40
2010	575,045	$62.94	$60.15-$67.80
2011	44,640	$67.33	$67.33
Our natural gas swap position remains unchanged from our earnings press release dated March 20, 2007.
About Legacy Reserves LP
We are an independent oil and natural gas limited partnership headquartered in Midland, Texas, and are focused on the acquisition and exploitation of oil and natural gas properties primarily located in the Permian Basin of West Texas and southeast New Mexico. Additional information is available at www.LegacyLP.com.
Contact:
Legacy Reserves LP
Steven H. Pruett, 432-682-2516
President and Chief Financial Officer

Source: Legacy Reserves LP